Exhibit 10.20

ALTUS MIDSTREAM COMPANY
Non-Employee Directors’ Restricted Stock Units Plan
Restricted Stock Unit Award Agreement

This Agreement is made as of the [date], between Altus Midstream Company, a Delaware corporation (the “Company”), and [Name] (the “Director”).

1.
Grant of Restricted Stock Units. Pursuant to the Restricted Stock Units Plan (the “Plan”), the Company hereby grants to the Director, as of the date of this Agreement, a Restricted Stock Unit award (an “RSU Award”) of Restricted Stock Units (“RSUs”) the number of which is calculated by dividing $[______] by the Fair Market Value (as defined in the Plan) of a share of Stock (as defined below) on the grant date. Each RSU is equivalent in value to one share of the Company's Class A common stock, par value $0.0001 per share (the “Stock”). The number of RSUs may be adjusted pursuant to the terms of the Plan, including, but not limited to the terms set forth in Sections 6.1 through 6.4 of the Plan.

2.
Director Bound by Plan. Attached is a copy of the Plan which is incorporated herein by reference and made a part hereof. The Director acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

3.	Restrictions. The RSU Award is subject to the following restrictions:

(a)	One hundred percent (100%) of this RSU Award shall vest on the third anniversary of the grant date, whether the Director remains a member of the Board on such date or not.

4.
Privileges of a Stockholder and Payment. The Director shall have no voting, dividend, liquidation, and other rights of a stockholder of the Company with respect to any RSU. The RSU Award entitles the Director to receive an amount of cash equal to the Fair Market Value of the number of shares of Stock underlying the RSUs and comprising the RSU Award. Upon vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Director within thirty (30) days of the vesting date set forth in Section 3(a) above. There are three situations that could change this payout schedule. First, if there is a Change of Control, the Director will receive a full payout within thirty (30) days following a Change of Control. Second, if the Director dies, his beneficiary or beneficiaries will be paid out four months after the Director’s death (in order to give each beneficiary the opportunity to disclaim). Third, if the Director gets a divorce, some or all of the Director’s RSU Award may be paid out to his or her former spouse, if the former spouse obtains an appropriate court order.

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Exhibit 10.20

6.
Amendment, Modification, and Termination. The Board or the Committee may at any time terminate, and from time to time may amend or modify this Agreement; provided however, if stockholder approval is required to enable the Plan or this Agreement to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable, then no amendment or modification may become effective without approval of the amendment or modification by the stockholders of the Company. No amendment, modification, or termination of the Plan shall in any manner materially adversely affect the RSUs granted pursuant to this Agreement without the consent of the Director.

7.
Administration. Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, interpretation, or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive, and binding on the Director and all persons claiming under or through the Director. By accepting this RSU Award, the Director and all persons claiming under or through the Director shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board, or the Committee or its delegates.

8.
Investment Representation. The Director hereby acknowledges that the RSUs issued pursuant to this RSU Award shall be acquired for investment without a view to distribution, within the meaning of the Securities Act of 1933, as amended, and shall not be sold, transferred, assigned, pledged, or hypothecated.

9.
No Right to Continue as Director. Nothing contained in the Plan or in this Agreement shall interfere with or limit in any way the right of the stockholders of the Company to remove the Director from the Board pursuant to the bylaws or the certificate of incorporation of the Company, nor confers upon the Director any right to continue in the service of the Company.

10.
Notices. Any notice hereunder to the Company shall be addressed to: Altus Midstream Company, One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, Attention: Corporate Secretary. Any notice to the Director shall be addressed to the Director at the Director's last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given when delivered personally or enclosed in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) with the United States Postal Service.

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Exhibit 10.20

11.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under or through the Director.

12.
Governing Law. The validity, construction, interpretation, administration, and effect of the Plan and this Agreement, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the Internal Revenue Code or by the substantive laws, but not the choice of law rules, of the State of Texas.

IN WITNESS WHEREOF, the Company and the Director have executed this Agreement as of the date first set forth above.

ALTUS MIDSTREAM COMPANY

By:
Dominic J. Ricotta
Senior Vice President, Human Resources

DIRECTOR

[Director Name

3

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